Exhibit 99.1

                Pacific Energy Partners, L.P. Comments
           on Announced Shell Bakersfield Refinery Closure

   LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 20, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) released the following statement regarding the recent announcement by Shell Oil Company that Shell will close its Bakersfield, California refinery by October 1, 2004:

   The Partnership owns and operates crude oil pipelines that deliver crude oil from the San Joaquin Valley in central California to certain Bakersfield refineries, including the Shell Oil Refinery. The Partnership's pipelines also deliver crude oil from the San Joaquin Valley to refineries in the Los Angeles Basin. When the Shell Oil Refinery in Bakersfield is shut down, the crude oil it currently refines is expected to be redistributed to refineries in the Los Angeles Basin as well as those in Northern California. Although there is no assurance as to how the volumes will be redistributed or the timing of the Bakersfield refinery shutdown, based on historical refinery crude oil demand and patterns of distribution, the Partnership believes that this closure will result in a net increase in volumes shipped on the Partnership's pipelines.

   During the first nine months of 2003 the Partnership's pipelines transported approximately 154,000 barrels per day of crude oil from the San Joaquin Valley to the Los Angeles Basin and have the capacity to transport any additional volumes of crude oil that may be redistributed to Los Angeles refineries following the closure of the Shell Bakersfield refinery.

   This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002 and the Registration Statement on Form S-3 filed August 1, 2003.

   For additional information, please visit the Pacific Energy
Partners, L.P. website at http://www.PacificEnergyPartners.com.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             fax: 562-728-2881
             tlambert@pacpipe.com